HOME STATE HOLDINGS, INC.


                                [GRAPHIC OMITTED]

                                  Press Release

For More Information, Contact:                             For Immediate Release
Investor Relations - (908) 935-2736                                 June 5, 1997


Shrewsbury, NJ - June 5, 1997 - Home State Holdings, Inc. (the "Company") (NASDAQ-HOMS) announced today that it is no longer engaged in discussions with any potential investors to provide funding of its insurance company subsidiaries as a group, namely, Home State Insurance Company, Quaker City Insurance Company, Pinnacle Insurance Company, Westbrook Insurance Company and New York Merchant Bakers Insurance Company (the "Subsidiaries") and that the Company has notified all jurisdictions that, subject to any applicable regulatory requirements its Subsidiaries will cease writing new business. The Company also announced that the New York Insurance Department has directed both Home Mutual Insurance Company of Binghamton, New York, a managed mutual, and New York Merchant Bakers Insurance Company to cease accepting renewals of existing policies with the exception of personal auto business at New York Merchant Bakers. Management is continuing to explore possible interest of third parties in the acquisition of any of its Subsidiaries on a stand-alone basis. Any Subsidiaries which are not sold will continue in run-off status to wind up their affairs. The Subsidiaries domiciled in the states of Connecticut, Georgia, New Jersey and Pennsylvania are under administrative supervision in those states. Additionally, one or more of the insurance regulatory bodies in which the Subsidiaries are domiciled may require the Subsidiary over which it has jurisdiction to enter into a Consent Order to Rehabilitation which would provide for the appointment of a receiver to manage the operations of such. The Company also announced that the services of Donaldson, Lufkin & Jenrette, which had been assisting the Company in its efforts to obtain additional capital, have been discontinued. The Company is in violation under certain covenants in agreements with its banks and its subordinated note holders and it is unlikely that the proceeds from a sale of its Subsidiaries and other assets will be sufficient to discharge those obligations.

                              CAUTIONARY STATEMENT

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors (which are described in more detail elsewhere in documents filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 1996) include, but are not limited to, uncertainties relating to general economic conditions and cyclical industry conditions, uncertainties relating to government and regulatory policies, volatile and unpredictable developments (include storms and catastrophes), the legal environment, the uncertainties of the reserving process and the competitive environment in which the Company operates. The words "believe," "expect," "anticipate," "project," "plan," "expect" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


Home State Holdings, Inc. is a property and casualty insurance holding company primarily engaged in providing standard and preferred personal and commercial auto insurance through its subsidiaries in New Jersey, New York, Pennsylvania, Connecticut, Delaware, West Virginia, Georgia and Florida. Home State Holdings, through several of its financial service subsidiaries, is engaged in certain insurance related financial services activities.